Exhibit 10.35

2018 Teamshare Incentive Program

I.	Definitions

As used in this document:

“Applicable Base Pay” shall mean the eligible employee’s annual salary (or hours, where applicable) plus shift differential, subject to adjustment based on all other eligibility requirements and administrative rules.

“Committee” shall mean the Compensation Committee of the Board of Directors (or any successor committee with oversight of executive compensation)

“Dollar General” or the “Company” means Dollar General Corporation and its subsidiaries.

“Eligible Employee” shall mean those employees meeting all of the criteria set forth in (a) through (c) of Section IV below.

“IRS” refers to the Internal Revenue Service.

“Merit Effective Date” shall mean April 1 of the applicable performance period or, if later, the applicable date of the annual merit increase (e.g., for the 2018 Teamshare program, the Merit Effective Date for salaried employees is April 1, 2018).

“Performance Period” refers to the 2018 fiscal year from February 3, 2018 to February 1, 2019.

“Senior Officers” shall include all officers at or above the level of Senior Vice President.

“Teamshare” shall mean this 2018 Teamshare Incentive Program as established by the Committee.

II.	Teamshare Overview

The Committee has established the terms of Teamshare set forth herein, which provides each Eligible Employee an opportunity to receive a cash bonus payment equal to a certain percentage of his or her Applicable Base Pay based upon Dollar General's achievement of one or more pre-established financial performance measures for a specified Performance Period.  When more than one financial performance measure is selected, the Committee determines the applicable weight to be assigned to each of the selected measures.

Threshold, target and maximum performance levels are established by the Committee for the selected performance measure. No Teamshare payout may be made unless the threshold performance level is achieved. The amount payable to each Eligible Employee if the Company reaches the target performance level(s) is equal to a specified percentage of the Eligible Employee’s Applicable Base Pay, subject to adjustment for performance and an individual maximum, in each case as discussed under Section IV below.  Teamshare payments for financial performance below or above the applicable target levels are prorated on a graduated scale, subject to the threshold and the maximum limits.

For Eligible Employees that are also eligible to participate in the CDP, the Teamshare payment may be deferred in accordance with a written election by the participant in accordance with the terms of the Company’s CDP/SERP Plan, as such Plan may be amended and/or restated from time to time.

III.	2018 Teamshare Program

For the 2018 Teamshare program, the Committee selected earnings before interest and taxes, as adjusted for certain items (“Adjusted EBIT”), as the financial performance measure and established the 2018 Adjusted EBIT performance goal.  In determining the level of performance the Company has achieved for this performance measure at year end, certain categories of items previously identified by the Committee may be excluded from the calculation.  Threshold and maximum performance results for Adjusted EBIT coincide with potential Teamshare payout levels equal to 50% and 300% of individual payout targets, respectively (as a percentage of the Eligible Employee’s Applicable Base Pay).

For purposes of the 2018 Teamshare program, Adjusted EBIT shall mean the Company’s Operating Profit as calculated in accordance with United States generally accepted accounting principles, but excluding the impact of: (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any gains or losses associated with the Company’s LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es) or gain(s)

related to the implementation of accounting/tax legislative changes or (iii) any unplanned loss(es) or gain(s), of a non-recurring nature, provided that in the case of each of (i), (ii), and, (iii) such amount equals or exceeds $1 million from a single loss or gain, as applicable, and $10 million in the aggregate.

IV.	Determination of Bonuses
(a)	Eligibility to Participate in Teamshare:
i.	Active regular, full-time or part-time store support center (SSC), Dollar General Global Sourcing (DGGS) or distribution center (DC) employee of the Company during the Performance Period.
ii.	Hired by January 15 of 2019.
iii.	Employed with the Company through February 1, 2019 and, unless otherwise required by law, on the date on which the Teamshare payment is made.
iv.	Bonuses for the estates of Eligible Employees will be eligible to receive the Teamshare payment if the employee’s death occurs on or after February 1, 2019.
(b)	Eligibility to Receive Bonus Payout:

If the Company achieves at least the threshold financial performance level, each employee who participates in Teamshare will become eligible to receive a bonus payout; provided, however, that any salaried employee who fails to comply with the Code of Business Conduct and Ethics during the fiscal year shall not be deemed eligible to receive a bonus payout regardless of his or her performance rating.

(c)	Adjustments to Bonus Payouts to Eligible Employees:

If an employee is determined to be eligible to receive a bonus payout in accordance with the eligibility rules outlined immediately above, adjustments to the bonus payout may be made only as follows:

i.

Bonuses for eligible hourly employees shall be calculated based on Company financial performance but shall be adjusted downward to a level from 0%-80%, as determined by management, if rated “Below Expectations”.

ii.

Bonuses for all other Eligible Employees shall be calculated based on Company financial performance, but may be adjusted upward or downward, as applicable, to a level from 100%-120% if rated “Exceeds Expectations,” to a level from 80%-100% if rated “Meets Expectations” and to a level from 0%-80% if rated “Below Expectations”. Any such upward or downward adjustment must be approved by the Committee in the case of any Senior Officer or certain others identified in the resolution adopting Teamshare. Adjustments for all other Eligible Employees shall be approved by management.

iii.	In no event may an individual payout exceed $10.0 million.
iv.	In no event may the aggregate amount paid under Teamshare, taking into account all allowable adjustments, exceed the earned bonus pool.
(d)	CEO Discretion to Distribute Unallocated Funds:

Bonuses that are not allocated out of the earned bonus pool are subject to distribution at the discretion of the Chief Executive Officer of the Company, except that only the Committee may authorize the distribution of any unallocated bonus amounts to any Senior Officer or certain others identified in the resolution adopting Teamshare.

V.	Administrative Rules
(a)	Each Eligible Employee’s Teamshare payout is computed as a percentage of the Applicable Base Pay plus any shift differential.
(b)

Teamshare payouts will be prorated for changes to an Eligible Employee’s position, pay, individual target, shift differential or status that occur during the Performance Period based on the number of days the applicable element applies. The Applicable Base Pay used for Teamshare from the beginning of the Performance Period to the Merit Effective Date will be the Eligible Employee’s base pay as of the Merit Effective Date.

(c)	Teamshare payouts are prorated to exclude leaves of absence during the Performance Period (unless otherwise required by law).
(d)

Teamshare payouts will be made no later than April 15 of the year following the fiscal year in which financial performance is measured (e.g., the 2018 Teamshare program payouts, if any, will be made no later than April 15, 2019).

(e)

Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s financial goals or performance. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.

(f)

No member of the Committee or the Board of Directors, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in administration of Teamshare.

VI.	Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, the Company will withhold federal income taxes at the supplemental rate (currently established at 22% for supplemental wages of $1 million or less).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g. health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount.  Certain state laws require incentive payments be held for up to 30 days after the check date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

VII.	Clawback

As a condition of receiving payment of an award under Teamshare, each participant’s rights, payments, and benefits with respect to such award shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by the Securities and Exchange Commission or any applicable national exchange, law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Company’s Board of Directors or the Committee.